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GameTech Announces New President and CEO, John B. Furman

RENO, Nev., September 2, 2004 — GameTech International, Inc. (Nasdaq: GMTC), a leading supplier of electronic bingo equipment, today announced that John B. Furman of Scottsdale, Arizona, was named President and Chief Executive Officer of the Company, effective today. Furman, who was elected to the GameTech Board of Directors in 2003, is the former President, CEO and Director of Rural Metro Corporation (Nasdaq: RURL) and is a current Director for MarineMax, Inc. (NYSE: HZO) and Smith & Wesson Holding Corporation (AMEX: SWB). Furman succeeds Clarence Thiesen whose retirement as CEO was effective September 1, 2004.

The announcement was made by GameTech chairman, Richard Fedor, who stated, “We are honored and delighted to have John Furman assume this essential leadership position. His years of experience in leading, directing and consulting with customer-focused businesses have proven invaluable to the Company since he joined our Board. We are confident he will provide great insight as GameTech continues to pursue more and better ways to serve our customers. John has a broad and successful background in leading and advising growth companies that is extremely helpful to GameTech. This is an exciting time for the Company and John is the right leader to take us to the next level in GameTech’s success.”

Furman, who holds a law degree, was a shareholder with a large Phoenix law firm for 15 years where his practice emphasis included the areas of domestic and international mergers, acquisitions, formation and implementation of corporate rollups and public and private capital structuring. Furman also served as Associate General Counsel for Waste Management, Inc. (NYSE: WMI) and Vice President, Secretary and General Counsel for Warner Company.

Fedor also announced Thiesen’s retirement, stating, “Clare Thiesen has been a stabilizing force for GameTech through enormous change these last few years. He remained as CEO long after he had planned to retire and we appreciate his loyalty and commitment to the Company. On behalf of everyone at GameTech, I wish him well in his retirement.”

GameTech International, Inc. is a leading supplier of a comprehensive line of electronic bingo equipment, including hand-held bingo units, fixed-base units and turnkey accounting and management software. The Company supports its bingo operator customers with products it believes increase play, revenues and profits, and software customized to enhance management and operations, all backed by unparalleled customer service and support.

Certain statements contained in this press release may be deemed to be forward looking statements under federal securities laws, and GameTech intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include the Company’s plans and expectations of the financial growth and operating results of the Company.